Press Release                                                                            Contact: D. Linn Wiley
For Immediate Release                                                                             President & Chief Executive Officer
                                                                                                  (909) 980-4030

                                         CVB Financial Corp. Announces Stock and Cash Dividend

Ontario California, December 18, 2003--The Board of Directors of CVB Financial Corp. (NASDAQ/CVBF) declared a 10% stock dividend at its regularly scheduled Board of Directors meeting on December 17, 2003.  This will result in shareholders receiving one additional share of stock for every ten shares they own.  The stock dividend will be accompanied by a cash dividend of $0.12 per share.

Linn Wiley, President and Chief Executive Officer, stated that, "the decision to declare the 10% stock dividend and $0.12 cash dividend is predicated on the solid growth and strong financial performance of CVB Financial Corp. and its principal subsidiary,
Citizens Business Bank.  It also demonstrates the confidence of the Board in the future prospects of the Company."

The effective date for the stock dividend is January 2, 2004.  Shareholders of record on that date will be entitled to the 10% stock dividend.  They will receive the additional shares of stock on or about January 20, 2004.

The record date for the cash dividend of $0.12 is January 5, 2004. The cash payable date is January 20, 2004.  The additional shares resulting from the 10% stock dividend and the cash dividend will be mailed to shareholders on January 20, 2004.

The cash dividend will be paid on a post stock dividend basis.  Consequently, shareholders receiving the stock dividend will receive the cash dividend on both the old and new shares.  This represents the 57th consecutive quarterly cash dividend paid by the Company.

The Company has declared total cash dividends of $21.5 million during 2003.  This represents an increase of $1.6 million, or 11.62%, when compared with total cash dividends of $19.9 million declared during 2002.  The dividend yield for 2003 is approximately 2.36%
based on the current market capitalization of $909.1 million.

CVB Financial Corp. reported earnings of $13.5 million for the third quarter ending September 30, 2003.  This represented a return on beginning equity of 19.71%, a return on average equity of 19.26% and a return on average assets of 1.51%.

Net income for the nine months ending September 30, 2003 was $38.7 million.  These results produced a return on beginning equity of
19.93%, a return on average equity of 18.99% and a return on average assets of 1.55%.

CVB Financial Corp. operates Citizens Business Bank.  Citizens Business Bank is the largest bank headquartered in the Inland Empire.
It is a dominant community bank in the Inland Empire, Los Angeles County, Orange County and the Central Valley areas of California.
Citizens Business Bank also operates Golden West Financial Services.  Golden West Financial Services provides auto leasing, equipment leasing and real estate loan brokerage services.  Shares of CVB Financial Corp. common stock are listed on the NASDAQ under the ticker symbol of CVBF.

                                                                  ###